EXHIBIT 10.7

                                 PROMISSORY NOTE

$2,000,000                                                        April 30, 2004

      FOR VALUE RECEIVED, Touchstone Louisiana, Inc., a Delaware corporation with a principal place of business at 111 Presidential Boulevard, Suite 165, Bala Cynwyd, PA 19004 (the "Borrower"), hereby promises to pay to Endeavour International Corporation, a Nevada corporation with a principal place of business at 1001 Fannin Street, Suite 1700, Houston, Texas 77010 (the "Lender"), the principal sum of Two Million Dollars ($2,000,000), together with interest on the unpaid principal balance from time to time outstanding, from the date hereof until maturity at a fixed rate per annum equal to three percent (3%) (the "Stated Rate"). Interest on this Note shall be calculated at an annual rate based on the actual number of days elapsed in an actual calendar year (365 days or 366 days in a leap year, as may be applicable).

      Principal and interest under this Note shall be due and payable upon the operator's completion of the first oil and/or gas well to be completed after the date hereof (whether a new well, a sidetrack, re-entry or otherwise) on any of the oil, gas and/or mineral leases described on Schedule 1 attached hereto (the "Leases") (such well, the "First Well") (the completion of such First Well, the "Triggering Event") with payments due as follows:

            (i) Regular Monthly Installments. On or before each Monthly Payment Date, beginning with the Initial Monthly Payment Date, Borrower shall pay Lender an amount equal to the Percentage Interest of the Monthly Cash Flow for the immediately preceding calendar month, until the Borrower shall have paid this Note and all accrued interest and other payments due hereunder in full. Each such monthly installment shall be applied first to accrued and unpaid interest, then to other payments due hereunder, and then to principal. As used herein, the following terms shall have the following meanings:

            "Monthly Cash Flow" shall mean, on a cash basis, for the applicable calendar month (beginning with the calendar month in which the Initial Production Date shall occur), any positive dollar amount that results after subtracting from the gross proceeds received during such calendar month by Louisiana Shelf Partners, L.P. and attributable to or in lieu of production from all of the oil and/or gas wells completed on the Leases in which Louisiana Shelf Partners, L.P. has any interest including, without limitation, the First Well (collectively, the "LSP Wells"), the following (without duplication), to the extent actually paid by Louisiana Shelf Partners, L.P. during such month: (a) any royalty and overriding royalty payments in respect of royalty and overriding royalty interest presently burdening the LSP Wells, and (b) any lease operating expenses for the LSP Wells (but in no event including any expenses for drilling, completing or reworking the LSP Wells or for pipeline or facilities construction, whether incurred prior to or after first production of any such Well). Notwithstanding the foregoing, if, despite Borrower's commercially reasonable best efforts set forth in clause (v) below, Louisiana Shelf Partners, L.P sells, transfers, assigns or farms out any of its right, title and interest in the Leases, Monthly Cash Flow shall also include the net proceeds (i.e., gross proceeds less reasonable out-of-pocket

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            transaction   expenses)  received  during  such  calendar  month  by
            Louisiana Shelf Partners, L.P. from such transfer, assignment or farm-out.

            "Initial Production Date" shall mean the date that first production from the First Well is saved and sold.

            "Initial Monthly Payment Date" shall mean the third (3rd) business day of the calendar month following the calendar month in which the Initial Production Date occurs.

            "Monthly Payment Date" shall mean each third (3rd) business day of each calendar month beginning with and including the Initial Monthly Payment Date.

            "Percentage Interest" shall mean 24.9975%, being the present ownership percentage interest of the limited partnership interest of Borrower in Louisiana Shelf Partners, L.P., or in the event of an increase in the percentage interest of limited partnership interest of Borrower in Louisiana Shelf Partners, L.P., such greater percentage interest.

            (ii) First Conditional Accelerated Payment. In addition to any monthly payments provided for in paragraph (i) above, if the Initial Production Rate for any of the LSP Wells meets or exceeds the Initial
      Production Threshold, then Borrower shall make a supplemental payment equal to the lesser of: (a) the remaining unpaid principal and interest due hereunder or (b) the sum of $800,000 (to be applied to the reduction of principal) plus an amount equal to all accrued but unpaid interest hereunder. Such conditional payment will be due and payable on or before the date which is 30 days following the Completion Date of such Well. As used herein, the following terms shall have the following meanings:

            "Initial Production Rate" shall mean the average gross daily rate of natural gas production from the applicable Well expressed in cubic feet during the first five (5) 24-hour days of production beginning with the Initial Production Date. For purposes of all of the definitions in this Note, any oil or condensate produced from the Well will be deemed natural gas production and converted to natural gas at the ratio of 1 barrel of oil or condensate to 6 thousand cubic feet of gas.

            "Initial Production Threshold" means an Initial Production Rate averaging five (5) million cubic feet or more per day of natural gas.

            "Completion Date" shall mean, for the First Well, the date of the Triggering Event, and for any other LSP Well, the date such well is completed.

            "completed" or "completion" shall mean, for any well, the stage at which such well has been prepared for and is capable of its initial production of oil and/or gas, and the date of completion for any well shall be the earlier of: (i) the date of first production from such well, or (ii) the date the completion rig finishes the work of completing such well and moves off the well bore.

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            (iii) Second  Conditional  Accelerated  Payment.  In addition to any monthly payments provided for in paragraph (i) above and any conditional accelerated payment provided for in paragraph (ii) above, if the Initial Production Rate for any LSP Well meets or exceeds the Initial Production Threshold and thereafter the Six-Month Production Rate for any LSP Well equals or exceeds three (3) million cubic feet of gas per day, then Borrower shall make a supplemental payment in an amount equal to the lesser of: (a) the remaining unpaid principal and interest hereunder, or
      (b) the sum of $1,200,000 (to be applied to reduction of principal) plus an amount equal to all accrued but unpaid interest hereunder. Such conditional payment will be due and payable on or before the date which is 30 days following the end of the fifth (5th) calendar month as prescribed in the definition of Six-Month Production Rate below. As used herein the following term shall have the following meaning:

            "Six-Month Production Rate" means the average gross daily rate of production from the applicable LSP Well during the fifth (5th) calendar month following the calendar month in which the date of first production for such well occurs.

            (iv) If no LSP Well achieves the Initial Production Threshold, the sole source of payment of principal and interest due hereunder shall be the amounts payable out of production as prescribed in paragraph (i) above.

            (v) Borrower agrees to use its commercially reasonable best efforts to cause Louisiana Shelf Partners, L.P. not to sell, transfer, assign or farm out any of its right, title and interest in the Leases.

            All past due principal of, and interest on, this Note shall accrue interest from the date due until the date it is paid at the lower of (i) 4% plus the Stated Rate per annum and (ii) the maximum rate allowed by law. Except as to the conditional supplemental payments prescribed in paragraphs (ii) and (iii) above, this Note shall represent non-recourse debt of the Borrower.

      The Borrower shall have the right, from time to time, without premium or penalty, to prepay the indebtedness evidenced by this Note, in full or in part.

      All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest or otherwise, shall be made without set off or counterclaim and shall be made on or prior to the due date set forth above to the Lender at the address set forth above, or such other place as the Lender may from time to time designate in writing. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day that is not a business day, such payment or action shall be made or taken on the next following business day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

      "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority):

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            (a) default in the payment of the  principal  sum of this Note,  and any interest accrued thereon, when such principal and interest becomes due and payable (whether by acceleration or otherwise), or

            (b) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Borrower in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Borrower a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

            (c) the commencement by the Borrower of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Borrower in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Borrower or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower in furtherance of any such action.

      Upon the occurrence of an Event of Default, the entire amount of the indebtedness evidenced by this Note shall be immediately due and payable. Upon the acceleration of the obligations evidenced by this Note and failure by the Borrower to pay amounts then due hereunder, Lender may proceed to protect, exercise and enforce all of its rights and remedies under this Note and that certain Interest Purchase Agreement, dated as of even date herewith, between the Borrower and the Lender and applicable law. The remedies provided in this Note are cumulative and concurrent, may be pursued in any order, separately, successively or together, may be exercised as often as occasion therefor may arise, and shall be in addition to, and not in substitution for, the rights and remedies that would otherwise be vested in the Lender for the recovery of damages, or otherwise, in the event of a breach of any of the undertakings of the Borrower hereunder. This Note may not be modified, altered or amended, except by an agreement in writing signed by the Borrower and the Lender.

      It is the intention of the parties hereto to conform strictly to usury laws applicable to the holder of this Note. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America and the State of Texas), then, in that event, notwithstanding anything to the contrary in this Note, it is agreed as follows:
(i) the aggregate of all consideration which constitutes interest under law applicable to the holder of this Note that is contracted for, taken, reserved, charged or received under this Note shall under no circumstances exceed the

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maximum  amount  allowed  by such  applicable  law;  (ii) in the event  that the maturity of this Note is accelerated by reason of an election of the holder of this Note resulting from any Event of Default, or in the event of any permitted
prepayment,   then  such  consideration  that  constitutes  interest  under  law applicable to the holder of this Note may never include more than the maximum amount allowed by such applicable law, and (iii) excess interest, if any, provided for in this Note or otherwise shall be canceled automatically and, if theretofore paid, shall be credited by the holder of this Note on the principal amount of this Note (or, to the extent that the principal amount of this Note shall have been or would thereby be paid in full, refunded by the holder of this Note to the Borrower). The right to accelerate the maturity of this Note does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the holder of this Note does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of sums included in this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full so that the rate or amount of interest on account of the indebtedness under this Note does not exceed the applicable usury ceiling, if any. As used in this paragraph, the term "applicable law" shall mean the law of the State of Texas.

      All reasonable attorney's fees and expenses and other reasonable out-of-pocket costs incurred by the Lender in connection with the collection of this Note subsequent to an Event of Default (as defined herein) shall become amounts due and owing under the terms of this Note in addition to all other amounts owing pursuant to the other provisions of this Note.

      Borrower hereby waives demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the indebtedness hereunder, notice of the acceleration of the indebtedness hereunder and filing of suit and diligence in collecting this Note or enforcing of any of the rights of Lender.

      This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns, except that Borrower may not sell, assign or transfer this Note or any portion hereof without obtaining the prior written consent of the Lender. All references herein to the "Borrower" and the "Lender" shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns.

      This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of Texas without giving effect to its conflicts of law principles.

      IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Note as of the date first written above with the intention that this Note shall constitute a sealed instrument.

                                    TOUCHSTONE LOUISIANA, INC.

                                    By:  /s/ Stephen P. Harrington
                                        ----------------------------------------
                                    Name:   Stephen P. Harrington
                                    Title:  President

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                                   SCHEDULE 1

                           Oil, Gas and Mineral Leases

1. Oil, Gas and Mineral Lease designated as State Lease 17666 dated December 16, 2002 from the State of Louisiana, as Lessor to Louisiana Coastal Exploration, Inc. as Lessee containing 1130.02 acres of land, more or less, and described as follows:

      ENTIRE TRACT 35080 - Portion of Block 17, East Cameron Area, Revised, Cameron Parish, Louisiana Beginning at the Northwest Corner of Block 17, East Cameron Area, Revised, having Coordinates of X=1,539,032.19 and Y=345,241.95; thence East 9,758.05 feet along the North boundary of said Block 17 to the Northwest corner of Operating Agreement 0148 having Coordinates of X=1,548,790.24 and Y=345,241.95, thence South 27 degrees 23 minutes 07 seconds West 6,757.26 feet along the West boundary of said Operating Agreement 0148 to a point having Coordinates of X=1,545,682.09 and Y=339,241.95, thence West 6,649.90 feet to an intersection point on the West boundary of said Block 17 having Coordinates of X=1,539,032.19 and Y=339,241.95; thence North 6000.00 feet to the point of beginning, containing approximately 1,130.02 acres, all as more particularly outlined on a plat on file in the Office of Mineral Resources, Department of Natural Resources. All bearings, distances, and coordinates are based on Louisiana Coordinate System of 1927 (North or South Zone).

2. Oil, Gas and Mineral Lease designated as State Lease 17742 granted March 12, 2003 from the State of Louisiana, as Lessor to Louisiana Coastal Exploration, Inc. as Lessee containing 600.00 acres of land, more or less, and described as follows:

      PORTION OF TRACT 35307 - Portion of Block 4, East Cameron Area, Revised, Cameron Parish, Louisiana

      Beginning at a point on the Southern boundary of said Tract 35307, said point also being the Northwest corner of State lease 17327, having coordinates of X=1,499,000.00 and Y=363,200;
      Thence North 4,000.00 feet to a point having coordinates of X=1,499,000.00 and Y=367,200.00;
      Thence East 6,534.00 feet to a point having coordinates of X=1,505,534.00 and Y=367,200.00
      Thence South 4,000.00 feet to a point having coordinates of X=1,505,534.00 and Y=363,200.00
      Thence West 3,422.00 feet to a point on the said Southern boundary of Tract 35307, said point also being the Northeast corner of said State lease No. 17327, having coordinates of X=1,502,112.00 and Y=363,200.00;
      Thence West 3,112.00 feet along the Southern boundary of Tract 35307, said boundary also being the Northern Boundary of said State Lease No. 17327, to the point of beginning, containing approximately 600.00 acres. All bearings, distances and coordinates are based on the Louisiana Coordinate System of 1927 (South Zone).